UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 23, 2007

APPLIED NEUROSOLUTIONS, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware                001-13835                 39-1661164
(State or Other Jurisdiction        (Commission file Number)     (IRS Employer
                   of Incorporation)                             Identification No.)

50 Lakeview Parkway, Suite 111, Vernon Hills, IL                  60061
          (Address of Principal Executive Offices)         (Zip Code)

Registrant’s telephone number, including area code (847) 573-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 23, 2007, the Registrant’s Board of Directors appointed David C. Tiemeier, Ph.D. to serve on the Board of Directors to fill the vacancy created by the passing of Dr. Michael Sorell. Dr. Tiemeier will be up for election at the Registrant’s next annual meeting of the stockholders.

It is expected that Dr. Tiemeier will serve on at least one committee of the Board of Directors, which has yet to be determined. Dr. Tiemeier will have the same compensation arrangement as the Registrant’s other outside directors, which currently consists of an initial 300,000 stock option grant, annual option grants and reimbursement for reasonable out-of-pocket expenses incurred in the performance of his duties and the attendance at board meetings and any meeting of stockholders.

Dr. Tiemeier has had a long and distinguished career in both the healthcare industry and academia. Since December 2006, he has served as Deputy Director of UChicagoTech, the University of Chicago’s Office of Technology and Intellectual Property.

Previously, Dr. Tiemeier pursued postdoctoral studies in molecular genetics at the National Institutes of Health before joining the faculty of the University of California, Irvine, Medical School in 1977. He joined Monsanto Co. in 1980 as the head of Molecular Genetics, and continued his career in Monsanto’s pharmaceutical division as Senior Director of Immunoinflammatory and Infectious Diseases and took on roles of increasing responsibility including General Manager of the Global New Business Franchise and Vice President of Global Business Development. He subsequently held senior positions in Pharmacia Corporation and Pfizer Inc. Following his retirement from Pfizer in 2004, Dr. Tiemeier held senior management positions with NeoPharm, Inc., Immtech Pharmaceuticals, Inc. and Kalypsys, Inc. from 2004 to 2006.

A copy of the Registrant’s press release regarding the appointment of Dr. Tiemeier as a director is attached as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Press release dated October 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 25th day of October 2007.

APPLIED NEUROSOLUTIONS, INC.

By:  /s/David Ellison_____________
Name: David Ellison
Title:  Chief Financial Officer